                                                                        EX 10.21
  CONFIDENTIAL TREATMENT HAS BEEN SOUGHT FOR PORTIONS OF THIS DOCUMENT MARKED
     WITH " * " AND SUCH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SEC

[LOGO OF GREENWICH AIR SERVICES, INC. APPEARS HERE]

_______________________________________________________________________________
                                                Miami, Florida
                                                Dallas, Texas
                                                East Granby, Connecticut
                                                Prestwick, Scotland
_______________________________________________________________________________


                               SERVICE AGREEMENT

                                    BETWEEN

                            FRONTIER AIRLINES, INC.

                                      AND

                          GREENWICH AIR SERVICES, INC.

                                      FOR

                            CFM 56 AND JT8D ENGINES



                                 MAY  19, 1997


_______________________________________________________________________________
                        CONFIDENTIAL INFORMATION NOTICE

THE INFORMATION CONTAINED IN THIS DOCUMENT IS THE PROPRIETARY PROPERTY OF GREENWICH AIR SERVICES, INC. AND SHALL NOT BE USED, DISCLOSED TO OTHERS, OR REPRODUCED WITHOUT THE PRIOR WRITTEN CONSENT OF GREENWICH AIR SERVICES, INC.

                                 TABLE OF CONTENTS



 ARTICLE  SUBJECT                                                  PAGE
 -------  -------                                                  ----
    1     Definitions..........................................     1
    2     Term.................................................     3
    3     Procedures...........................................     3
    4     Delivery - Repair Time...............................     4
    5     Pricing/Payment......................................     5
    6     Exchange Parts.......................................     6
    7     Missing or Damaged Parts.............................     7
    8     Miscellaneous........................................     7
    9     Warranty.............................................     8
   10     Indemnity............................................     8
   11     Insurance............................................     9
   12     Limitation of Liability..............................     9
   13     Force Majeure........................................    10
   14     Notices..............................................    10
   15     Renegotiation and Escalation.........................    10
   16     Termination..........................................    11
   17     Taxes and Other Charges..............................    12
   18     Governing Law and Severability.......................    12
   19     Entire Agreement.....................................    12
          Signatures...........................................    13

EXHIBITS
--------
Exhibit A Schedule 1 - CFM56 & JT8D Time and Material Pricing..   A-1
          Schedule 2 - Field Service Pricing...................   A-4
          Schedule 3 - CFM56 & JT8D Accessory Pricing..........   A-5
Exhibit B Aircraft Engine Service Warranty.....................   B-1
Exhibit C Accessory Shops Standard Overhaul Warranty...........   C-1

                               SERVICE AGREEMENT


THIS AGREEMENT, is made as of this 19th day of May, 1997, by and between FRONTIER AIRLINES, INC., a Delaware corporation, of 12015 E. 46th Avenue, Denver, Colorado 80239 ("Customer") and GREENWICH AIR SERVICES, INC., a Delaware corporation, having its principal place of business at Miami, Florida 33122 and a mailing address of P.O. Box 522187, Miami, Florida 33152, for itself and on behalf of its affiliated companies ("Greenwich") .

WITNESSETH:

WHEREAS, Greenwich is a Federal Aviation Administration ("FAA") approved overhaul, service, and repair facility and operates facilities for the servicing of aircraft engines, components, Q.E.C. components, and parts thereof at Miami, Florida; East Granby, Connecticut; Dallas, Texas; and Prestwick, Scotland;

WHEREAS, Customer requires overhaul, check, inspection, modification, repair, and/or service on its CFM56 and JT8D Engines, assemblies, subassemblies, components, Q.E.C. components, and parts thereof (collectively, the "Equipment"); and

WHEREAS, Greenwich agrees to overhaul, check, inspect, modify, repair, and/or service such CFM56 and JT8D series Engines, modules, related accessories, and other Equipment as Customer shall furnish to Greenwich for such service during the period of this agreement;

NOW THEREFORE, and in consideration of the mutual promises and covenants herein contained, the parties agree as follows.

                                   ARTICLE 1
                                  DEFINITIONS

1.1 Definitions. In addition to terms elsewhere defined in this Agreement, the terms used in this Agreement shall have the following meanings unless some other meaning is apparent from the context in which these terms are used.

     (A) "Accessories" or "Components" shall mean those items (excluding Engines) which are renewable and inventory controlled on a unit basis, usually by serial number, with a potential for reuse through inspection, overhaul, repair or calibration, as judged by Greenwich and approved by Customer.

     (B) "Basic Workscope" shall mean the document executed by Customer listing the Services (as hereinafter defined) to be performed by Greenwich hereunder, including a repair/purchase order covering the cost of repair.

     (C) "Business Day" shall mean any day on which banks are open for business in Dallas, Texas, U.S.A.

     (D)  "CLP" shall mean the current manufacturer's list price.

     (E) "Condemned", as applied to any part, shall mean a part that is beyond repair limits or that has repair costs in excess of economical limits as determined by Greenwich. Greenwich shall take title to and dispose of all Condemned parts at its own expense, after obtaining Customer's concurrence on the Condemned classification.

     (F) "Customer Engineering Order" or "Modification" shall mean an order, direction or request from Customer to use parts, procedures, or modifications not approved by the manufacturer or not contained in the manuals supplied by the manufacturer.

     (G) "Engine" shall mean the CFM56 or JT8D Engine series assembly plus its essential accessories as described in the CFM56 and JT8D manufacturer's specification manuals.

     (H) "Exchange Part(s)" shall mean those part(s) utilized from Greenwich's inventory to replace Customer's repairable parts.

     (I) "Field Service Support" shall mean any Services provided by Greenwich at a site other than at the Service Center (as hereinafter defined).

     (J) "Overhaul" shall mean to perform such work services as are required to return the Equipment to "as new" condition or limits as established by the manufacturer's specifications, or to the condition contemplated by the parties in any Customer engineering order.

     (K) "Refurbish", "Repair" and "Restore" shall mean to perform such work services as required and authorized to the Equipment to permit the item to continue its service life.

     (L) "Repairable" shall mean the condition of an item which is capable of being made "serviceable" by subjecting it to certain processes and procedures as indicated in the appropriate original manufacturer's overhaul or specification manuals, Customer's engineering order or Greenwich's engineering order approved by Customer.

     (M) "Replacement" shall mean any part or unit which is physically replaced by a different part or unit from that installed on the Engine at the time of receipt by Greenwich (not necessarily a part number change).

     (N) "Rework" or "Update" shall mean to perform such work services as are required by service bulletin, technical order, Customer engineering order, or other document that will alter or modify the item from its original condition or configuration.

     (O) "Service" shall mean those services requested by Customer which Greenwich agrees to perform.

     (P) "Serviceable Condition" shall mean the condition of a Repaired item which can be used for the same purpose as a newly manufactured item.

     (Q) "Service Center" shall mean any one or all of Greenwich's FAA approved Repair Stations.

                                   ARTICLE 2
                                      TERM

2.1 Term. This Agreement shall be exclusive for CFM56 Engines and non-exclusive for JT8D Engines, shall commence upon the date first written above and, unless sooner terminated pursuant to Section 16 herein, is to continue through April 30, 2002, and shall continue in effect from year to year thereafter as long as Customer continues to operate CFM56 or JT8D series Engines (the "Term") or, unless and until either party shall terminate the same, by sixty (60) days advance written notice.

                                   ARTICLE 3
                                   PROCEDURES

3.1  Engine Procedures.   Greenwich shall furnish all labor, facilities,
     equipment, parts, materials, supplies, painting and plating, and testing devices required to perform the Services required by Customer pursuant hereto and shall accomplish such Service in a good and workmanlike manner in accordance with the requirements of the Engine manufacturer, the Federal Aviation Administration (FAA), the Joint Airworthiness Authority of Europe
     (JAA), or Customer; as applicable. The following procedures shall govern the processing of work by Greenwich on Engines, subject to the terms and conditions contained herein:

     (A) Basic Workscope. With respect to any Engine, Customer shall provide Greenwich with a Basic Workscope outlining the (a) removal cause; (b) life limited parts ("LLP") Replacement requirements; (c) extent of disassembly; and (d) Customer's work specifications, if applicable, together with a repair/purchase order for the cost of Repairs. The Basic Workscope may be amended by Customer as agreed with Greenwich.

     (B)  Receiving Inspection.   Upon delivery to Greenwich of any Engine to be
          Repaired, Greenwich shall accomplish a standard receiving inspection to include, as applicable: (a) borescope inspection; (b) Component inventory; (c) filter contamination check; and (d) external inspection. Greenwich shall provide copies of the results of this inspection to Customer.

     (C)  Disassembly.   Greenwich shall disassemble each Engine as requested by
          Customer in Article 3.1(A) above.

     (D)  Inspection.   Greenwich shall clean and inspect the disassembled
          Engine and promptly thereafter provide Customer with a cost estimate for the Services required.

          Greenwich, upon Customer's request, shall provide a list of known rotable parts to be scrapped or replaced.

     (E) Cost Estimate. Any quotation related to the cost of Services ("Cost of Services") is provided to and accepted by the Customer only as an estimate ("Cost Estimate"), is given solely for the purpose of guidance and not for reliance, and is entirely without prejudice to the calculation of the Cost of Services in accordance with the provisions of this Agreement. The Cost of Services performed shall be based on the actual condition of the Equipment and the actual cost of the Repair. The Cost of Services shall be as stated in the invoice(s) and Customer shall be responsible for all invoiced amounts regardless of the Cost Estimate. Any trailing invoice(s) shall reflect actual charges which were not available at the time of the earlier invoice(s) and which have been reconciled with any estimated amounts previously invoiced to Customer. Upon receipt of Customer's approval of the Cost Estimate, Greenwich shall Repair the Engine in accordance with the manufacturer's or Customer's specifications.

     (F) Test Procedures. Greenwich shall test the Engine in accordance with the manufacturer's or Customer's specifications, as designated by Customer. Following this acceptance test, Greenwich shall preserve the Engine's fuel and oil systems.

     (G)  Post Test Procedures.   Greenwich shall accomplish a post test
          borescope inspection and prepare the Engine for shipment.

     (H) Certification Procedures. Greenwich shall accomplish an Engine records review. If Serviceable, the Engine shall be tagged with an FAA Serviceable Tag. Greenwich shall compile an Engine records package and forward such package to Customer.

     (I)  Redelivery.   The Engine shall be made available for redelivery to
          Customer as described in Article 4.

     (J)  Final Invoice.   Greenwich shall prepare a final invoice and present
          such invoice to Customer for payment as described in Article 5 herein.

3.2  Parts Procedure.   Parts not received as part of an Engine will be subject
     to a separate procedure as agreed by the parties.

                                   ARTICLE 4
                             DELIVERY - REPAIR TIME

4.1 Delivery. Customer shall deliver all Engines to Greenwich's designated freight agent F.O.B. Customer's facility, as designated by Customer. Greenwich shall redeliver the same items to Customer F.O.B. Greenwich's designated freight agent at Customer's facility, as designated by Customer. Customer shall deliver all Parts, Accessories, Components, and other items shipped separate from an Engine to Greenwich, F.O.B. Greenwich's Texas facility. Greenwich shall redeliver the same items to Customer or its designated agent, F.O.B. Greenwich's Texas facility.

4.2  Repair Time.

     (A) Engine repairs shall be accomplished by Greenwich in sixty (60) calendar days (the "Turn Time") from approval of the Cost Estimate to the date of test acceptance. Such time may be extended under the Force Majeure provisions of Article 13 herein and/or any delays caused by Customer in providing required documentation, approvals, or timely delivery of Customer Furnished Material.

     (B) Greenwich shall provide Customer an estimate of the redelivery date following disassembly, cleaning, and inspection.

     (C) If the Turn Time, for any engine, exceeds sixty (60) days, and the reason for such delay is not a cause set forth in either Section 4.2
          (A) or Section 13 herein, and for JT8D engines eighty percent (80%) of Customer's removals for the previous twelve (12) months have gone to Greenwich, and Customer is in an AOG condition, Greenwich shall, as liquidated damages and not as a penalty:

          (i) Lease to Customer, under a separate engine lease agreement, a spare Engine, if available, for Customer's use until redelivery of the repaired engine. Customer agrees to pay Greenwich hourly charges for the hours of operation of the Engine, which charges shall be determined at a rate which is standard in the industry at the time of such lease. Customer shall make available the leased spare Engine for shipment to Greenwich within five (5) days of redelivery of its repaired Engine to Customer's facility, or the Customer shall pay, in addition to the hourly charges for Engine operation, the daily lease rate, which is standard in the industry at the time of lease, from such time until the leased spare Engine is made available for shipment to Greenwich. Such spare engine will not be delivered to Customer until the Lease Agreement is fully executed; or

          (ii) in the event that Greenwich is unable to provide a lease Engine to Customer under this provision and Customer is in an AOG situation due to circumstances entirely outside Customers control, Greenwich shall reimburse Customer its daily charge only, up to a maximum daily charge of two thousand U S Dollars ($2000.00) per day for CFM56 Engine requirement and/or a maximum daily charge of three hundred twenty-five U S Dollars ($325.00) per day for JT8D Engine requirement, until redelivery of the repaired Engine, or upon delivery at Customer's facility of a lease Engine from Greenwich, or when Customer is no longer in an AOG situation, whichever occurs first.

                                   ARTICLE 5
                                PRICING/PAYMENT

5.1  Pricing.   Charges for labor, material, outside services, testing and Field
     Service Support shall be in accordance with the prices listed on Exhibit A.

5.2  Payment.   All payments under this Agreement shall be made via wire
     transfer by Customer to Greenwich in United States dollars, immediately available for use, without any right of set-off or deduction. All sums past due shall bear interest at the rate of one and one-half percentage (1.5%) points per month, or at the highest legal interest rate permitted by law, whichever is lower.

5.3  Payment Terms.

     (A) In accordance with Exhibit A hereof, Customer shall pay one hundred percent (100%) of the Cost Estimate after test acceptance and prior to redelivery of the Engine.

     (B) As set forth in Section 3.1(E) above, Customer agrees that any Cost Estimate and Initial Invoice is preliminary and may include estimated charges for rework, subcontractor work, and other related services when the actual charges for those activities are not available, and is subject to revision based on the condition of the Equipment and the actual cost of the repair. Subsequent "trailing" invoices reflecting the actual charges will be submitted to Customer as soon as practicable and will be reconciled with the estimated amounts previously invoiced to Customer. Customer shall pay the "trailing" invoice within thirty (30) calendar days of receipt.

5.4 Mechanic's Lien/Security Interest. Customer hereby grants to Greenwich a security interest in all property of Customer in the possession of Greenwich at any time to secure all amounts owed by Customer to Greenwich now or in the future, and Greenwich shall have all rights of a secured party under the Uniform Commercial Code with respect to such property.

                                   ARTICLE 6
                                 EXCHANGE PARTS

6.1 Procedure. Greenwich shall determine which Exchange Parts are required to Repair the Equipment, and will issue these parts from rotable stock. Greenwich shall transfer ownership to Customer (without representation of warranty except as expressly provided herein) of these Exchange parts in exchange for ownership of the respective parts removed, and provided that such removed parts are Repairable. During the production process, Customer may, with reasonable advance notification, review Greenwich's Exchange Parts documentation and actions. Repairable parts received by Greenwich in exchange for parts in Serviceable Condition will be Repaired by Greenwich or an outside source, at Greenwich's sole option. Greenwich shall invoice Customer for such Repairs and exchange fees as per Exhibit A.

6.2 Condemned Parts. If the part that is removed from Customer's Equipment in an Exchange Part transaction is subsequently Condemned, then such transaction shall be void, and the Exchange part provided by Greenwich will be deemed to have been purchased by Customer at the price provided in the Price List at Exhibit A, less any exchange fee.

6.3 Scrapped Parts. All scrapped parts determined to be unserviceable and/or not economically repairable shall become Greenwich's vested property fifteen (15) days after completion of engine services. During this fifteen
     (15) day period, Customer may take possession of such parts and immediately ship or dispose of said parts at its sole cost and expense. Parts which become Greenwich's vested property hereunder shall be Greenwich's responsibility at its sole expense and without any further adjustment to Customer, to mutilate and dispose of such parts as to preclude any further use as an Engine part.

6.4 Customer parts provisioning. Customer may, at its discretion, review Greenwich's list of rotable parts required to repair its Engine. After this review, Customer may elect to provide certain rotable parts. If Customer so elects to provide certain rotable parts, it must inform Greenwich of such election within five calendar days of receipt of the Greenwich provided rotable parts list as to which parts it intends to provide. All parts provided by Customer must be serviceable, tagged in accordance with FAA requirements, and in a condition to be installed on the Engine. All such parts must be delivered to Greenwich in a timely manner which does not affect Greenwich's production schedule. If any part is not received by Greenwich prior to the scheduled installation date of such part, in an immediately usable condition, Greenwich may, at its sole option, either delay the turn time day for day until such part is received and reinduction of the engine into the production schedule can be accomplished, or provide a Greenwich owned rotable part under the terms of this Agreement. Charges for Customer supplied parts shall be in accordance with Exhibit I.

                                   ARTICLE 7
                            MISSING OR DAMAGED PARTS

7.1 Missing or Damaged Parts. Greenwich shall advise Customer of (i) parts missing from any Equipment when received at Greenwich's facility; and (ii) parts found to have been damaged in transit. Should (i) or (ii) occur, resulting in the excusable delay of redelivery, Greenwich shall provide notice to Customer. Greenwich may replace such parts with the express consent of Customer. If neither party can provide Replacements immediately, then the redelivery date shall be extended by the length of the delay in receiving the Replacement parts.

                                   ARTICLE 8
                                 MISCELLANEOUS

8.1 Subcontracted Work. Greenwich shall have the right to subcontract any work it deems necessary to an authorized repair facility; provided, that Greenwich shall provide Customer with any warranties received from such subcontractors which are assignable. Greenwich will make its best efforts to minimize work subcontracted to outside vendors. Upon request, Greenwich shall provide Customer a list of its subcontractors.

8.2 Work in Process. Upon the expiration or termination of this Agreement, Greenwich shall complete all work in process in a diligent manner; provided, that Customer has deposited sufficient monies with Greenwich to pay the estimated charges for all such work, in accordance with the price list at Exhibit A.

8.3  Field Service Support.   Greenwich shall provide Field Service Support at
     the daily rates provided in the price list at Exhibit A.

8.4 Service Center Representatives. Customer may appoint an employee or representative as Service Center Representative to act as liaison with Greenwich. The Service Center Representative is authorized to review work, request additional work, revise the original workscope, and approve (i) the labor performed, (ii) any parts, materials, or supplies furnished by Greenwich, and (iii) receive notices for Customer. The Customer Representative has the authority to request a stoppage of the work being performed on Customer's Engines; however, any such stoppage and subsequent restart will result in an adjusted turn time and a minimum additional charge of twenty five (25) manhours per occurrence to Customer. Greenwich shall provide the Service Center Representative with a suitable work area at its Service Center while this Agreement is in force. Customer shall provide all workman's compensation and other insurance required for such representatives. Customer agrees to defend, indemnify, save, and hold harmless Greenwich, its affiliates, directors, officers, agents, and employees, from and against any and all responsibilities, liabilities, claims, demands, suits, judgements, damages, losses, costs, and expenses of any nature or description whatsoever for any injury to or death of any person associated with or employed by Customer, at Greenwich's facility for the purposes stated herein.

8.5 Spare Component Support. Greenwich will maintain one each of the following spare components, available for shipment within forty eight (48) hours to a location designated by Customer. These components will be provided to Customer in accordance with the terms of the exchange parts program found in Article 6 of this Agreement

          A.  JT8D Gearbox

          B.  JT8D C1 Fan Assembly

          C.  JT8D C2 Fan Assembly

8.6 Spare Engine Support. At the end of each calendar year, for the term of this contract, Greenwich shall credit Customer * for each of the first two
     (2) "full restoration" CFM56-3 engines input during the preceding year. This * maximum credit is specifically for the purpose of offsetting a portion of the expense associated with Customer's guaranteed spare engine program.

                                   ARTICLE 9
                                    WARRANTY

9.1 Workmanship. Greenwich warrants its work to be free from defects in workmanship in the Services it performs hereunder, as set forth in its Engine Service Warranty contained in Exhibit B and its Accessory Shops Standard Overhaul Warranty contained in Exhibit C hereto.

9.2 EGT Margin Guaranty. Full performance restoration, including or excluding LPT repair, provides for EGT margin guaranty of 30 degrees C for B1 powered CFM56 Engines and 25 degrees C for B2 powered CFM56 Engines.

                                   ARTICLE 10
                                   INDEMNITY

10.1 Indemnity. From and after delivery hereunder, Customer agrees to defend, indemnify, save, and hold harmless Greenwich, its affiliates, directors, officers, agents and employees, from and against any and all responsibilities, liabilities, claims, demands, suits, judgments, damages, losses, costs, and expenses of any nature or description whatsoever (including, without limitation, investigation costs and expenses and attorneys' fees and expenses in connection therewith) for any loss of, damage to, or destruction of any property (including the Equipment ) or for any injury to or death of any person, arising from and after the delivery of the Equipment to Greenwich and arising out of or connected with (i) the maintenance, operation, Repair, or condition of the Equipment before delivery hereunder or (ii) the ownership, use, operation, Repair, maintenance, or disposition by Customer, its successors, assigns, or agents of the Equipment, regardless of the negligence of Greenwich, its directors, officers, employees, or agents; provided, however, that Customer shall not be required to indemnify Greenwich for any claims or liabilities arising directly from Greenwich's gross negligence or willful misconduct.

                                   ARTICLE 11
                                   INSURANCE

11.1 The following insurance shall be provided:

     A. Hangar (or Shop) Keeper's Insurance. Greenwich agrees to maintain Hangarkeeper's liability insurance protecting Customer from loss, damage, or destruction of Customer's property in the care, custody, or control of Greenwich, from which loss, damage, or destruction Greenwich, subject to Article 10.1, agrees to defend, indemnify, save, and hold harmless customer.

     B.   Products Liability Insurance.   Greenwich agrees to maintain products
          liability insurance in an amount not less than One Hundred Million U.S. Dollars ($100,000,000.00) for personal injury and property damage to third parties, from which personal injury or property damage Greenwich, subject to Article 10.1, agrees to defend, indemnify, save, and hold harmless customer.

     C. Public Liability Insurance. Customer agrees to maintain public liability insurance in an amount not less than Five Hundred Million U.S. Dollars ($500,000,000.00). Customer shall cause its insurer to name Greenwich, its affiliates, directors, officers, employees, agents, and representatives as additional insureds, and to specifically state that the indemnification requirements in Article 7 are insured as a contractual obligation.

11.2 Certificates of Insurance. Each party hereto agrees to furnish the other party, appropriate Certificates of Insurance evidencing its maintenance of the above insurance, applicable to it, at the commencement of this Agreement and each renewal thereof. Each party shall maintain the applicable insurance until two (2) years after the expiration of this Agreement. In addition, each party hereto agrees to provide the other party written notice not less than thirty (30) calendar days prior to any cancellation or adverse material change in the maintenance of the above Insurance.

                                   ARTICLE 12
                            LIMITATION OF LIABILITY

12.1 TOTAL LIABILITY. THE TOTAL LIABILITY OF GREENWICH, INCLUDING ITS SUBCONTRACTORS AND SUPPLIERS, FOR ANY AND ALL CLAIMS, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OF ANY DEGREE), OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM THE PERFORMANCE OR NON-PERFORMANCE OF THE ACCEPTED WORKSCOPE, SHALL NOT EXCEED GREENWICH'S INVOICE FOR THE REPAIRED OR OVERHAULED ITEM WHICH GIVES RISE TO THE CLAIM HEREIN, PROVIDED THAT GREENWICH'S LIABILITY WILL BE LIMITED TO THE LESSER OF THE COST TO PERFORM SAID REPAIRS OR THE COST TO REPLACE THE ENGINE WITH A SUBSTITUTE ENGINE OF EQUAL VALUE AND UTILITY.

12.2 DAMAGES. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT, (INCLUDING NEGLIGENCE OF ANY DEGREE), OR OTHERWISE, SHALL GREENWICH, ITS SUBCONTRACTORS, AND/OR SUPPLIERS, BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, RESULTANT, INCIDENTAL, INDIRECT, OR

     EXEMPLARY DAMAGES.

                                   ARTICLE 13
                                 FORCE MAJEURE

13.1 Inability, Delays, and Force Majeure. Greenwich shall not be liable for any failure to perform or any delays in performance due to acts of God; the public enemy, war; declared or undeclared, or warlike conditions; inability to secure parts or material (provided such inability stems from scarcity or difficulty and not from delays by Greenwich in placing orders); insurrection or riots; floods; explosions; fires; earthquakes; hurricanes; any governmental act; failure of transportation; strikes or other labor disputes; or any other cause beyond its control.

13.2 Customer's Obligation to Pay. Section 13.1 above shall not relieve Customer of its obligations to pay for Services actually performed.

                                   ARTICLE 14
                                    NOTICES

14.1 Acknowledgment. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, facsimiled, sent by courier service, or express mail, addressed as follows:

     If  to Greenwich:                  If to Customer:
     ----------------------------       -----------------------
     Greenwich Air Services, Inc.       Frontier Airlines, Inc.
     4590 N.W. 36th Street              12015 E. 46th Avenue
     Bldg. 23 MIAD                      Suite 200
     Miami, Florida                     33122  Denver, CO 80239
     Attn:  Director of Contracts       Attn: Jon Bartram
     Phone:  305 526-7000               V.P. of Maintenance
     Fax:      305 526-7005             Phone: 303-371-7400
     Fax:     303-371-7007

     or such other address as either party may designate in writing to the other party from time to time.

14.2 Effect of Notices. Notices shall be effective and shall be deemed to have been given when received.

                                   ARTICLE 15
                          RENEGOTIATION AND ESCALATION

15.1 Renegotiation and Escalation. Pricing and rates shown herein shall be adjusted in accordance with the following:

     (A) Labor.    Labor rates, vendor pricing, and test cell fees shown herein are valid through December 31, 1997. At that time, and each January 1st thereafter, Greenwich reserves the right to increase the hourly labor charges and fixed labor charges by an amount which is proportionate to any increase in the National Labor Index of the "Hourly Earnings of Aircraft Engine and Engine Parts Production Workers" SIC 3724, as prepared by the U.S. Department of Labor, Bureau of Labor Statistics for the previous twelve
         (12) month period. Each such increase shall be effective as to units completed on or after the relevant change date.

     (B) Material. Charges for material caps shown herein are valid through December 31, 1997. At that time, and each January 1st thereafter, Greenwich reserves the right to increase the such charges by an amount which is proportionate to any increase to the manufacturer's parts price book increase. Such increase shall be effective as to units completed on or after the relevant change date.

15.2 At any time and from time to time after execution of this agreement, Greenwich may, with Customer=s concurrence, establish new fixed rates for labor to service Engines, modules, and accessories and new fixed job rates for special processes, plasmas, platings, coatings, standards, and exchanges. The new rates shall be effective as to units completed on or after the date on which Customer is notified of the new rates.

15.3 If, at any time during the term of this Agreement, the Engine related Services required by Customer decline to a level not supportive of rates and fees herein offered, then Greenwich may, by written notice to Customer, request that this Agreement be opened for renegotiation of prices, term of agreement, and performance times. Within thirty (30) days after receipt of said notice from Greenwich, the parties hereto will meet to discuss proposals and counter proposals. Any revision agreed to by the parties shall be made retroactive to the date that the parties met to commence renegotiations.

                                   ARTICLE 16
                                  TERMINATION

16.1 Material Provisions. This Agreement may be terminated by either party upon sixty (60) calendar days advance written notice to the other party for any failure to comply with any material provision, and shall expire without further act or deed on the date indicated in such written notice, unless the failure shall have been completely cured or the party in breach has substantially performed all acts required to cure the failure prior to the expiration date, except for reason of termination pursuant to Section 16.2 below.

16.2 Required Payments/Insurance. Greenwich or Customer may terminate this Agreement on ten (10) calendar days notice if either party fails to make any of the required payments or to provide the required insurance, unless such party cures such nonpayment or provides the required insurance within such time period.

16.3 Effect of Agreement. In the event that either party terminates this Agreement, any liabilities, obligations, expenses, or charges having accrued to the parties under this Agreement shall remain in full force and effect.

16.4 Redelivery of Customer Furnished Material. Upon termination of this Agreement, Customer furnished material in Greenwich's possession shall be redelivered to Customer at the Service Center on the date of termination or the date of completion of work performed, after the payment of all charges by Customer to Greenwich.

                                   ARTICLE 17
                            TAXES AND OTHER CHARGES

17.1 Taxes, Duties, or Charges. Any and all taxes, custom duties, brokerage fees, or other charges, excluding any income taxes payable by Greenwich, resulting from performance under this Agreement, ("Charges") shall be borne by Customer.

17.2 Exemption. If Customer is claiming exempt status from the State Sales Tax, Customer shall, prior to the effective date of this Agreement, provide Greenwich with a copy of its state sales tax exemption certificate or affidavit in the form required by the State Department of Revenue.

                                   ARTICLE 18
                         GOVERNING LAW AND SEVERABILITY

18.1 Governing Law. This Agreement shall be deemed to have been made in Dallas, Dallas County, Texas, and shall be interpreted, and the rights and liabilities of the parties hereto determined in accordance with the law of the State of Texas, U.S.A. without regard to conflicts of law principles. The parties consent and hereby submit to the exclusive jurisdiction of the state and federal courts located in Dallas County, Texas, U.S.A. for the determination of any and all issues between the parties relating to this Agreement. Nothing in this clause limits the right of Greenwich to bring proceedings in any other court of competent jurisdiction; nor shall the bringing or continuing of proceedings in one or more jurisdictions preclude the bringing or continuing of proceedings in any other jurisdiction, whether concurrently or otherwise. Customer irrevocably waives any objection which it may have at any time to the laying of the venue of any proceedings in any court referred to in this section, to any claim that any such proceedings have been brought in any inconvenient forum, to any right to trial by jury in any proceedings, and to any objection to service of process if such service is by certified mail, return receipt requested, at the address provided, or updated as provided, herein. Customer agrees to be subject to the Texas Long Arm Statute for service of process.

18.2 Severability. If any portion of this Agreement shall be determined to be in violation of or contrary to any law, rule or regulation by a court of competent jurisdiction, then that portion shall be unenforceable and deleted from the Agreement. However, the balance of this Agreement shall remain in full force and effect notwithstanding the unenforceability of said portion.

                                   ARTICLE 19
                                ENTIRE AGREEMENT

19.1 Contents. This Agreement contains the entire agreement between the parties and supersedes all prior and contemporaneous understandings, representations, warranties, and agreements.

19.2 Non-Waiver of Rights and Remedies. Any failure or delay in the exercise of any rights or remedies hereunder shall not operate to waive or impair such rights or remedies. Any waiver given shall not be construed to require said party to make any future or further waivers.

19.3 Additional Documentation.   The parties agree to cooperate with each other
     and to execute any additional documentation as may reasonably be necessary to give effect to this Agreement.

19.4 Titles/Subtitles. The titles and subtitles given to the sections of this Agreement are for convenience only and shall not in any manner be deemed to limit or restrict the context of the article or section to which they relate. The words "hereof", "hereunder", "herein", "herewith", and similar terms are not to be deemed restrictive and refer to the entire Agreement including all Exhibits.

19.5 Modification. This Agreement may only be modified, supplemented, or amended by a writing duly signed by authorized representatives of both parties hereto.

19.6 Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year written below.

GREENWICH AIR SERVICES, INC.             FRONTIER AIRLINES, INC.

By:_______________________________       By:_____________________________

Name: ____________________________       Name: __________________________

Title: ___________________________       Title:__________________________

Date: _____________________________      Date: __________________________

                                                                      SCHEDULE 1
                                   EXHIBIT A
                    FRONTIER AIRLINES - CFM56 & JT8D PRICING

I.   JT8D T&M PRICING

     1.  Labor (Basic & Rework)          *

     2.  Special Processes               *

     3.  Material

          A.   New                       *



          B.   Serviceable               *

          C.   Serviceable LLP           *

          D.   Rotable Scrap             *

          E.   Customer Supplied Material

               (a) New Parts:            *


               (b) Serviceable Parts:    *
                                         *

               (c) LLP (used
                   serviceable)          *


     4.   Subcontract Services           *

     5.   Rotable Fee                    *


     6.   Test Cell Fee                  *

     7.   Fuel & Oil                     *

     8.   Transportation                 *

     9.   Engine Condition Monitoring    *

                                         (Waive 12 months following shop visit)
                                                                      SCHEDULE 1
                                                                        (cont'd)


II.  CFM56 PRICING


     1.   Time & Material Pricing

          A.    Labor                *

          B.    Special Processes    *

          C.    Material

                a.  New              *


                b.  Serviceable      *


                c.  Serviceable LLP  *

          D.    Subcontract          *

          E.    Rotable Fee          *


          F.    Test Cell Fee        *

          G.    Fuel & Oil           *

          H.    Transportation       *

          I.    ECM                  *

                                                                      SCHEDULE 1
                                                                        (cont'd)


     2.    Engine Flat Rates (specific work scopes to be provided)

           A. Full Performance Restoration including LPT Repair $ * through 12/31/97

           B. Full Performance Restoration excluding LPT Repair $ * through 12/31/97

           The above flat rates include all basic and rework labor, subcontract charges, special processes, test cell fee, fuel & oil and rotable fees. The above flat rates exclude bench check, repair, or overhaul of accessories, and all material.


     3.    Material issued Flat Rated engines

           A.  New                             Current Manufacturer's Catalog
                                               Price

           B.  Serviceable                     Current Manufacturer's Catalog
                                               Price

           C.  Serviceable LLP                 Fair Market Value


     4.    Accessories for Flat Rated engines  See Exhibit A-3.B.

           Work that is over and above the defined workscope for the Performance Restoration Flat Rate Repair (with or without penetration of the LLP) shall be invoiced at the T&M pricing below:

                                                                      EXHIBIT A
                                                                      SCHEDULE 2

                   FRONTIER AIRLINES - FIELD SERVICE PRICING

                                  CFM56 & JT8D

A. For each Technical Service Representative charged with providing technical assistance or support to Operator. Charges applicable from time of dispatch to return less periods of rest.

     1)   Monday through Friday Rates (minimum 8 hour daily charge):

               0800 to 1700 Hours             $ *
               1700 to 0800 Hours             $ *

     2)   Saturday Rates (minimum 8 hour daily charge):

               0001 to 2400 Hours             $ *

     3)   Sunday and Holiday Rates (minimum 8 hour daily charge):

               0001 to 2400 Hours             $ *

B.   For Contractor-supplied tooling (i.e., borescopes, etc.):

               Regular Borescope              $ *
               Video Borescope                $ *
               Vibration Survey Equipment     $ *
               Tooling                        $ *

C. Operator to be invoiced all reasonable costs to Contractor associated with travel, baggage and tooling, freight, lodging, meals, rental cars, local taxes and licenses, etc.

                                                                      EXHIBIT A
                                                                      SCHEDULE 3

                     FRONTIER AIRLINES - ACCESSORY PRICING


A.   JT8D ACCESSORY PRICING

     Basic Labor only to service accessories as applicable to JT8D engines (all material and rework of parts is additional, if required):

                                      Overhaul   Bench Check  Exchange
                                      ---------  -----------  ---------
     Cable Assy-Thermocouple........  $  *         $  *             *
     Cable - Exciter (Bendix).......  $  *         $  *             *
                 (Simmonds).........  $  *         $  *             *
     Control Assy-PRBC..............  $  *         $  *       $     *
     Control-Fuel (JFC-1, -2).......  $  *         $  *       $     *
           (JFC-3)..................  $  *         $  *       $     *
        (JFC-6 w/o SB 73-24)........  $  *         $  *             *
        (JFC-6 w/SB 73-24)..........  $  *         $  *             *
     Cooler Assy - Oil, Fuel........  $  *         $  *             *
     Exciter (Bendix)...............  $  *         $  *       $     *
             (Simmonds).............  $  *         $  *       $     *
     Flyweight Set-Fuel Control
     (min. qty. of 10 set/input)
      (grind only)..................  $  *            *             *
     Heater - Fuel De-icing.........  $  *         $  *       $     *
     Lead Assy - Thermocouple.......  $  *         $  *             *
     Manifold Assy, Fuel (each).....  $  *            *             *
     Nozzle & Support Assy, Fuel
     (JT8D-small)...................  $  *            *             *
     (JT8D-200 w/o SB 6169).........  $  *            *             *
     (JT8D-200 w/SB 6169)...........  $  *            *             *
     Nozzle, Fuel (only)............  $  *            *       $     *
     Pump Assy, Oil, Main...........  $  *            *             *
     Pump, Fuel, Main...............  $  *         $  *       $     *
     (TRW, i.e., 243601, 358201
      371901 379201, 384301)
      (Convert to 378201)...........  $  *            *       $     *
     Switch, Differential Fluid
     Pressure  (Custom).............  $  *         $  *             *
       (P&W)........................  $  *         $  *       $     *
     Valve & Actuator-Air Shutoff...  $  *         $  *       $     *
     Valve Assy - Compressor Bleed..  $  *         $  *             *
     Valve Assy-
     Fuel Pressurizing & Dump.......               $  *       $     *
     Valve - Oil Drain..............  $  *         $  *             *
     Valve - Start Bleed Control....  $  *         $  *             *

     Other at Direct Hourly Rate  JT8D T&M pricing

                                                                      SCHEDULE 3
                                                                        (cont'd)

B.   CFM56 ACCESSORY PRICING


                                                                   Overhaul   Bench Check  Exchange
                                                                  ---------   -----------  ---------
     Main Engine Control........................................  $     *     $    *           *
     Fuel Pump..................................................  $     *     $    *           *
     Fuel Pump with SB 073-085..................................        *     $    *           *
     Sensor, CIT................................................        *     $    *           *
     Heater, Fuel Servo.........................................        *     $    *       $   *
     Valve, Turbine Clearance...................................  $     *     $    *           *
     Valve, Turbine Clearance
      (9th Stage Hsg)...........................................        *     $    *           *
      Cable, VBV................................................        *     $    *           *
      Cable, VSV................................................        *     $    *           *
     Motor, Hydraulic Gear......................................        *     $    *           *
      VSV Actuator..............................................        *     $    *       $   *
      VSV Piston................................................  $     *          *           *
     Lube Unit (including service bulletins)....................        *     $    *       $   *
     Oil, Heater Exchanger (Secan or Serik).....................        *     $    *       $   *
     Oil Tank...................................................        *     $    *           *
      Sensor, Fan Inlet Temperature.............................        *     $    *           *
      Sensor, T12...............................................        *     $    *           *
       Valve, Start Bleed.......................................        *     $    *       $   *
     Ignitor Plug...............................................        *     $    *           *
     Exciter....................................................        *     $    *           *
     N1 Speed Sensor (with SB 77-022)...........................        *     $    *           *
     Oil Screen (lots of 5 minimum)(each).......................        *     $    *           *
     Oil Screen (less than 5)(each).............................        *          *           *
     Alternator Stator..........................................        *     $    *       $   *

       (*price is to bench check and modify)

     Other at Direct Hourly Labor Rate..........................    CFM56 T&M
                                                                    Pricing


The above flat rates for both CFM56 and JT8D accessories are for basic labor only. All material is invoiced separately, as is repair of individual parts or components.

                                   EXHIBIT B
                        AIRCRAFT ENGINE SERVICE WARRANTY
                        --------------------------------


Greenwich warrants its serviced Engines against defective workmanship relating to the work that Greenwich performs. Greenwich will repair any such Engine that has failed for this reason. Greenwich's obligations are expressly limited to correction of such defects by Greenwich at its expense and to specific periods after redelivery of the Engine to Customer, as follows:

          If, within one (1) year after redelivery, or within the first one thousand (1,000) hours or cycles (whichever is greater) of operation, whichever occurs first, the Engine fails due to a defect warrantable hereunder, Greenwich shall correct such defect at no cost to Customer.

This warranty covers all defects which Customer can establish after Customer's notice to Greenwich of the defect as having occurred, provided:

 (1) Customer submits written notice of the defect within thirty (30) calendar days of discovery; and

 (2) the Engine is returned to Greenwich's facility, freight prepaid, within sixty (60) calendar days after discovery, accompanied by a written description of the nature of the defect; and

 (3) after redelivery to Customer, the Engine has not been improperly installed by Customer or by a subcontractor utilized by Customer; and

 (4) subsequent to redelivery, the Engine was operated and maintained in accordance with FAA and other applicable standards; was used under normal operating conditions; was not subjected to misuse, abuse, neglect, accident or incident; was properly stored and was not repaired or altered by anyone other than Greenwich; and

 (5) the Engine is returned with all proper records and necessary documents, all of which shall be in English; and

 (6) the Engine has not been sold to another; and

 (7) Customer has met all of its financial obligations under the contract; and

 (8) the Engine has not incurred Foreign Object Damage or has not failed as a result of the failure of Customer supplied material.

Greenwich reserves the right to disclaim liability for costs which are incurred in correcting any defect but which reasonably would not have occurred had the workscope not excluded, at Customer's direction, work which otherwise would have been performed, or which would have included inspection and repairs, that would have revealed or anticipated the defect. Further, Greenwich shall not warrant work excluded from Customer's workscope, when such work had been recommended by Greenwich in writing.

This warranty expressly excludes correction of any defect in the Engine if it must, following redelivery, be removed from operation due to performance or material defects attributable to inadequacies or deficiencies in design, materials or tooling as identified in applicable manufacturers' reports and documents or due to problems generally recognized to be industry-wide.

Greenwich's total liability in connection with the service of Engines is expressly limited to workmanship and any warranty for material will be the warranty of the manufacturer of the material and Greenwich shall use its best efforts to assist in obtaining that warranty for its Customer.

Greenwich reserves the right to determine whether the failure of the Engine falls under the terms of this warranty and will have the option of repairing, reworking, restoring or replacing the Engine and returning it to service or crediting Customer on a prorata basis. If it is determined that the subsequent repair is covered by this warranty, all freight charges will be reimbursed to Customer. After repair or rework, to correct any such defect, the Engine will be returned to Customer at Greenwich's expense.

The warranties provided for herein shall be for the benefit of Customer, and no other party.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY OTHER LIABILITY OF ANY NATURE WHATSOEVER WITH RESPECT TO WORK DONE, SERVICES PERFORMED OR PARTS OR MATERIALS PROVIDED BY GREENWICH. WITHOUT LIMITATION OF THE FOREGOING, GREENWICH SHALL HAVE NO LIABILITY FOR INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND DUE TO ANY DEFECT IN WORKMANSHIP, AND CUSTOMER HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO SUCH DAMAGES. THIS WARRANTY SHALL NOT BE ALTERED EXCEPT BY WRITTEN AMENDMENT TO THIS AGREEMENT BY AN AUTHORIZED OFFICER OF GREENWICH.

                                   EXHIBIT C
                                ACCESSORY SHOPS
                           STANDARD OVERHAUL WARRANTY
                           --------------------------


Greenwich warrants its Accessory Shop's services to be free from defects in workmanship at the time of delivery. Greenwich's liability is expressly limited to replacing or repairing, at its option, any part which may be damaged as a result of such defect, within one (1) year after redelivery of the part, subject to the following conditions:

   (1) Greenwich is notified in writing of the defect within ten (10) calendar days of discovery.

   (2) The assembly is returned to Greenwich freight prepaid, within thirty (30) calendar days after discovery of the defect.

   (3) Customer shall be responsible for costs of removal, reinstallation or other associated expenditures.

   (4) The assembly or part has been operated and maintained in accordance with current manufacturer's manuals, operator handbooks, written recommendations, service bulletins and procedures.

   (5) Proper records have been kept on the part or assembly, especially installation dates, where time in service is the only criterion.

   (6) The assembly has not experienced any foreign object or external (casualty) damage.

   (7) If warranty request is approved by Greenwich, repairs shall be completed with continued time applicable to the original overhaul transaction

   (8) Warranty claims are subject to proration for time or use.

   (9) Upon completion of the warranty work, Customer shall sign a release indicating that all warranty work has been satisfactorily completed and that all potential or actual claims related to the warranty work have been satisfied.

Greenwich will, at its discretion, determine whether or not the failure or defect is covered under the terms of the warranty. If it is determined that the subsequent repair is covered by this warranty, this freight charge will be reimbursed to Customer. The warranties provided for herein shall be for the benefit of Customer, and no other party.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY OTHER LIABILITY OF ANY NATURE WHATSOEVER WITH RESPECT TO WORK DONE, SERVICES PERFORMED OR PARTS OR MATERIALS PROVIDED BY GREENWICH. WITHOUT LIMITATION OF THE FOREGOING, GREENWICH SHALL HAVE NO LIABILITY FOR INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND DUE TO ANY DEFECT IN WORKMANSHIP, AND CUSTOMER HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO SUCH DAMAGES. THIS WARRANTY SHALL NOT BE

ALTERED EXCEPT BY WRITTEN AMENDMENT TO THIS AGREEMENT BY AN AUTHORIZED OFFICER OF GREENWICH.

                                      C-2